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Form 5305-RB      ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT    DO NOT File
                                                                    with the
(May 1998)       (Under Section 408A of the Internal Revenue Code)  Internal
Department of                                                       Revenue
the Treasury                                                        Service
Internal Revenue
Office
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Name of Issuer                      Check if this endorsement supersedes a prior
THE MANUFACTURERS LIFE INSURANCE    Roth IRA endorsement.............[ ]
     COMPANY OF NORTH AMERICA       Check if Roth Conversion IRA.....[ ]
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         This endorsement is made a part of the annuity contract to which it is attached, and the following provisions apply in lieu of any provisions in the contract to the contrary.
         The Annuitant is establishing a Roth individual retirement annuity
(Roth IRA) under section 408A to provide for his or her retirement and for the support of his or her beneficiaries after death.
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                                    ARTICLE I
     1. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a rollover contribution described in section 408A(e), the issuer will except only cash contributions and only up to a maximum amount of $2,000 for any tax year of the annuitant.
     2. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

                                   ARTICLE II
     The $2,000 limit described in Article I is gradually reduced to $0 between certain levels of adjusted gross income (AGI). For a single annuitant, the $2,000 annual contribution is phased out between AGI of $95,000 and $110,000; for a married annuitant who files jointly, between AGI of $150,000 and $160,000; and for a married annuitant who files separately, between $0 and $10,000. In the case of a conversion, the issuer will not accept IRA Conversion Contributions in a tax year if the annuitant's AGI for that tax year exceeds $100,000 or if the annuitant is married and files a separate return. Adjusted gross income is defined in section 408A(c)(3) and does not include IRA Conversion Contributions.

                                   ARTICLE III
     The annuitant's interest in the contract is nonforfeitable and nontransferable.

                                   ARTICLE IV
     1. The contract does not require fixed contributions.
     2. Any dividends (refund of contributions other than those attributable to excess contributions) arising under the contract will be applied before the close of the calendar year following the year of the dividend as contributions toward the contract.

                                    ARTICLE V
     1. If the annuitant dies before his or her entire interest in the contract is distributed to him or her and the annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the annuitant or, if the annuitant has not so elected, at the election of the beneficiary, either:
     (a) Be distributed by December 31 of the calendar year containing the fifth anniversary of the annuitant's death, or
     (b) Be distributed over the life, or a period not longer than the life expectancy, of the designated beneficiary starting no later than December 31 of the calendar year following the calendar year of the annuitant's death. Life expectancy is computed using the expected return multiples in Table V of section 1.72-9 of the Income Tax Regulations.
     If distributions do not begin by the date described in (b) distribution method (a) will apply.
     2. If the annuitant's spouse is the sole beneficiary on the annuitant's date of death, such spouse will then be treated as the annuitant.

                                   ARTICLE VI
     1. The annuitant agrees to provide the issuer with information necessary for the issuer to prepare any reports required under sections 408(i) and 408A(d)(3)(E), and Regulations section 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.
     2. The issuer agrees to submit reports to the Internal Revenue Service and the annuitant as prescribed by the Internal Revenue Service.


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5305-RB                            Cat. No. 25871H          Form 5305-RB (5-98)

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                                   ARTICLE VII
     Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.

                                  ARTICLE VIII
     This endorsement will be amended from time to time to comply with the provisions of the Code, related regulations, and other published guidance. Other amendments may be made with the consent of the persons whose signatures appear on the contract.

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NOTE:  The following space (Article IX) may be used for any other provisions the annuitant and the issuer want to add.  If no other provisions will be added, draw a line through this space. If provisions are added, they must comply with applicable requirements of state law and the Internal Revenue Code.
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                                   ARTICLE IX
     1. Where this endorsement is added to a Certificate issued under a group contract, all references to "contract" shall mean "Certificate."

     2. The Annuitant must be an individual who is the sole Owner. A Joint Owner cannot be named. Neither the Owner nor the Annuitant can be changed. The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries.

     3. All distributions made while the Owner is alive must be made to the Owner. All payments made under a Joint and Survivor Annuity Income Option after the Owner's death while the Joint Annuitant is alive must be made to the Joint Annuitant.

     4. No loan may be made under the Contract. The Owner's interest in the Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose (other than a transfer incident to a divorce or separation instrument in accordance with section 408(d)(6)) to any person.

     5. All references in the Contract to IRC Section 72(s) are deleted.

Endorsed on the Date of Issue of this Contract.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA



/s/
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Vice-President



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5305-RB                            Cat. No. 25871H          Form 5305-RB (5-98)